Exhibit 99.2

FOR IMMEDIATE RELEASE

ASCEND TELECOM HOLDINGS LIMITED AND ROI ACQUISITION CORP. II ANNOUNCE THE EXECUTION OF MERGER AGREEMENT

Transaction Provides Ascend with Access to U.S. Public Markets to Support Growth Initiatives

New Silk Route Retains Significant Interest in Post-Merger Company

New York, NY – July 23, 2015 – Ascend Telecom Holdings Limited (“Ascend Holdings”) and ROI Acquisition Corp. II (“ROI”) (NASDAQ: ROIQ; ROIQW; ROIQU) today announced the execution of a merger agreement for a business combination transaction. When the transaction is consummated, Ascend Telecom Infrastructure Private Limited (“Ascend”), an independent provider of passive telecom infrastructure for wireless telecom operators in India, will become an indirect wholly-owned subsidiary of Ascend Holdings and ROI stockholders will exchange their shares of ROI common stock for ordinary shares of Ascend Holdings on a one-for-one basis.

Ascend Investment Highlights

•	Attractive industry tailwinds
•	High growth independent tower company with strategically located cell towers
•	Visibility of future revenues through long-term contracts with diversified tenants
•	Proven track record of operational excellence
•	Efficient energy management that enhances tower returns
•	Professional management team with strong industry experience

Ascend is currently majority-owned by subsidiaries of funds managed by New Silk Route Advisors, LP (“NSR”). ROI, a special purpose acquisition company sponsored by affiliates of Clinton Group, Inc., holds approximately $125 million of cash in its trust account. Upon completion of the transaction, Ascend will become an indirect wholly-owned subsidiary of Ascend Holdings, a newly formed Cayman Islands holding company whose shares are expected to be listed on The NASDAQ Stock Market LLC under the ticker symbol “ASCE.”

Following the transaction, the Ascend management team will remain in place. Parag Saxena, the Managing General Partner of NSR, will become Chairman of the Board of Ascend Holdings. Mr. Saxena stated, “Ascend has benefited from the strong and growing demand for telecom data in India and has a footprint of 4,843 towers. This transaction will provide Ascend Holdings with access to U.S. capital markets as it embarks on its next phase of growth in order to meet the increasing demand for mobile voice, data and information in India.”

Thomas J. Baldwin, Chairman and Chief Executive Officer of ROI, who is expected to be a director of the Company post-transaction, said, “We are excited to deliver this truly unique and attractive transaction to our stockholders. We look forward to partnering with a world-class company, an outstanding management team and a leading private equity firm, NSR, to continue Ascend Holdings’ impressive solid growth.”

Ascend Holdings’ Financial Highlights* (Assumes constant currency, exchange rate used: 1US$ = 63.3 INR)

As of March 31, 2015, Ascend’s fiscal year end, Ascend owned 4,843 towers with 8,769 tenancies with a tenancy to tower ratio of 1.8x. For the fiscal year ended March 31, 2015, Ascend Holdings generated revenues of $71 million and EBITDA of $24 million up 17% and 32% respectively from the fiscal year ended March 31, 2014.

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Ascend Holdings’ Financial Forecasts* (Assumes constant currency, exchange rate used: 1US$ = 63.3 INR)

Ascend Holdings forecasts revenue of $77 - $80 million for the current fiscal year ending March 31, 2016 and EBITDA of $28 – $29 million, an increase of 11% and 20% at the midpoint of the respective ranges.

*See the “IFRS and Non-IFRS Financial Measures” and “Forward Looking Statements” footnotes below.

Summary of Business Combination Transaction

Under the terms of the merger agreement, ROI will merge into a subsidiary of Ascend Holdings, and ROI’s stockholders will exchange their shares of ROI common stock for ordinary shares of Ascend Holdings on a one-for-one basis. The cash currently held in ROI’s trust account will be used to purchase all of the shares of Ascend that are currently held by Ascend’s minority shareholders, fund any redemptions by ROI’s public stockholders of their ROI common stock, complete the ROI warrant amendment (described below) and pay ROI’s deferred underwriting commissions and other transaction expenses. The balance will be infused into Ascend and used to reduce outstanding indebtedness and for working capital purposes. The pro forma enterprise value of the Company is expected to be approximately $335 million at $10 per share. In connection with the transaction, ROI is proposing to amend the warrant agreement governing its outstanding warrants so that each warrant will be exchanged for cash in the amount of $0.50 per warrant. ROI’s sponsor will forfeit all of its founder warrants and, as a result, they will not be exchanged for cash.

The transaction is expected to be completed in the third quarter of 2015 pending ROI stockholder approval and other closing conditions. Additional information about the transaction, as well as Ascend operations and historical financial information is contained in the investor presentation filed by ROI today with the United States Securities and Exchange Commission (“SEC”). Interested parties should visit the SEC website at www.sec.gov.

The description of the transaction contained herein is only a summary and is qualified in its entirety by reference to the definitive agreement relating to the transaction, a copy of which will be filed by ROI with the SEC as an exhibit to a Current Report on Form 8-K.

Ascend and ROI will host a conference call to discuss the proposed business combination with the investment community on Friday, July 24, 2015, at 8:00 AM EDT. A webcast of the call will be available at http://event.on24.com/r.htm?e=1024702&s=1&k=B0F1E8DDCF95E4D6EE354F4E9D574E0D

Investors may also participate in the conference call by dialing (844) 327-4552 in the United States or (317) 973-0816 from outside the U.S. The conference call I.D. number is 85115301. A replay of the call can be accessed through by dialing (855) 859-2056 in the United States or (404) 537-3406 for outside the U.S. The conference I.D. number is 85115301.

About Ascend

Ascend Telecommunications Infrastructure Private Limited is a private limited company incorporated in March 2002 under the Indian Companies Act in the Republic of India. Ascend is an independent owner and provider of passive telecommunications infrastructure on a shared, multi-tenancy basis for all 11 wireless operators in India. As of March 31, 2015, Ascend has 4,843 towers and 8,769 tenants. Following the business combination, Ascend will be an indirect wholly-owned subsidiary of Ascend Telecom Holdings Limited, a new formed Cayman Islands holding company.

About ROI Acquisition Corp. II

ROI Acquisition Corp. II is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving ROI Acquisition Corp. II and one or more businesses. ROI Acquisition Corp. II is a Delaware corporation formed in 2013. Its securities are traded on NASDAQ under the ticker symbols ROIQ, ROIQW and ROIQU.

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____________________

IFRS and Non-IFRS Financial Measures

In this press release, historical revenue figures were derived from the unaudited Combined Financial Statements of Ascend Telecom Holdings Limited Predecessor (the “Holdings Financials”), which have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). The unaudited Holdings Financials should be reviewed together with the audited Holdings Financials to be included in the proxy statement/prospectus included in the Registration Statement on Form F-4 to be filed by Ascend Holdings with the SEC (the “Registration Statement”).

This press release also includes forecasted 2016 and reported 2015 and 2014 EBITDA of Ascend Holdings, which are non-IFRS financial measures. EBITDA is calculated as earnings before interest and taxes plus depreciation and amortization. Ascend’s management uses these non-IFRS measures to compare the Company’s performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, and for budgeting and planning purposes. These measures are used in monthly financial reports prepared for management and Ascend’s board of directors. Ascend Holdings believes that the use of these non-IFRS financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other telecom infrastructure companies, many of which present similar non-IFRS financial measures to investors. Management of Ascend does not consider these non-IFRS measures in isolation or as an alternative to financial measures determined in accordance with IFRS. The principal limitation of these non-IFRS financial measures is that they exclude significant expenses and income that are required by IFRS to be recorded in the Ascend Holdings’ financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-IFRS financial measures. In order to compensate for these limitations, management presents non-IFRS financial measures in connection with IFRS results. You should review the financial statements and other financial information of Ascend Holding in the proxy statement / prospectus included in the Registration Statement and not rely on any single financial measure to evaluate Ascend’s business.

Reconciliation of EBITDA to Profit / (Loss) After Tax

A reconciliation of EBITDA to profit / (loss) after tax is as follows:

	Fiscal Year ended, March 31, 2014	Fiscal Year ended, March 31, 2015

(US$ in millions)
(Assumes constant currency, exchange rate used: 1US$ = 63.3 INR)

EBITDA (as defined)	$17.9	$23.7
Adjustments:
Depreciation and amortization	14.2	14.9
Interest Expense, Net	18.4	18.3
Income Tax Expense	0.0	0.0
Profit / (Loss) After Tax	(14.7)	(9.6)

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ADDITIONAL INFORMATION ABOUT THE TRANSACTION AND WHERE TO FIND IT

In connection with the proposed business combination, Ascend Holdings intends to file the Registration Statement with the SEC which includes the related preliminary proxy statement/prospectus, that is both the proxy statement to be distributed to holders of ROI’s common stock and public warrants in connection with the solicitation by ROI of proxies for the vote by the stockholders on the transaction and the vote by the warrantholders on the proposed amendment to the warrant agreement, as well as the prospectus covering the registration of the proposed issuance of ordinary shares to be issued in the transaction. ROI will mail a definitive proxy statement/prospectus and other relevant documents to its stockholders and warrantholders. ROI’s stockholders and warrantholders and other interested persons are advised to read, when filed and publicly available, the preliminary proxy statement/prospectus included in the Registration Statement, and amendments thereto, and the definitive proxy statement/prospectus because the proxy statement/prospectus will contain important information about Ascend, ROI, the proposed transaction and the proposed warrant agreement amendment. The definitive proxy statement/prospectus will be mailed to stockholders and warrantholders of ROI as of a record date to be established for voting on the transaction and the warrant agreement amendment. Stockholders and warrantholders will also be able to obtain copies of the Registration Statement which includes the proxy statement/prospectus, without charge, once publicly filed and available, at the SEC's Internet site at http://www.sec.gov or by directing a request to: ROI Acquisition Corp. II, 601 Lexington Avenue, 51st Floor, New York, New York 10022, tel. (212) 825-0400, Attention: Joseph A. De Perio.

PARTICIPANTS IN THE SOLICITATION

ROI and its directors and officers may be deemed participants in the solicitation of proxies to ROI’s stockholders with respect to the transaction. A list of the names of those directors and officers and a description of their interests in ROI is contained in ROI’s prospectus dated September 16, 2013, which was filed with the SEC on September 18, 2013, and will also be contained in the definitive proxy statement for the proposed business combination when available.

FORWARD LOOKING STATEMENTS

This press release includes "forward looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters and includes statements regarding expected future financial and operating performance. Such forward looking statements include statements with respect to financial and operating performance, strategies, prospects and other aspects of the businesses of ROI, Ascend and the combined company after completion of the proposed business combination, and are based on current expectations that are subject to risks and uncertainties.

A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements. These factors include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that may be instituted against ROI, Ascend or others following announcement of the merger agreement and transactions contemplated therein; (3) the inability to complete the transactions contemplated by the merger agreement due to the failure to obtain approval of the stockholders of ROI or other conditions to closing in the merger agreement; (4) the ability to meet Nasdaq’s listing standards following the merger; (5) the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein; (6) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with suppliers and obtain adequate supply of products and retain its management and key employees; (7) costs related to the proposed business combination; (8) changes in applicable laws or regulations; (9) the possibility that Ascend may be adversely affected by other economic, business, and/or competitive factors; and (10) other risks and uncertainties indicated in the Registration Statement, including those under “Risk Factors” therein, and other filings with the SEC by ROI. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and ROI and Ascend undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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Disclaimer

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Contacts:

Sloane & Company

Erica Bartsch

212-446-1875

ROI Acquisition Corp. II

Joseph A. De Perio

212-825-0400

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